EXHIBIT 99.1

TOR Minerals International Reports First Quarter Financial Results

CORPUS CHRISTI, Texas, April 30, 2014 - TOR Minerals International (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the first quarter ended March 31, 2014. Highlights for the first quarter of 2014 as compared to the first quarter of 2013 include:

•       1Q14 revenue increased 15% to $13.1 million

•       1Q14 net income of $707,000 versus 1Q13 net loss of ($75,000)

•       1Q14 diluted earnings per share of $0.21 versus 1Q13 loss per share of ($0.03)

Revenue by Product Group (in 000's)	1Q14	1Q13	% Change
Specialty Aluminas	$5,259	$4,734	11%
Barium Sulfate and Other Products	2,461	2,074	19%
TiO2 Pigments	5,412	4,619	17%
Total	$13,132	$11,427	15%

Net sales increased 15 percent during the first quarter of 2014, as all three product groups recorded double-digit year over year growth. Specialty alumina sales, which include ALUPREM®, HALTEX® and OPTILOAD®, increased 11 percent over the prior year quarter, primarily due to an increase in volume and product mix. Barium Sulfate and other product sales increased 19 percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States and BARYPREM customers in Europe. Sales of titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, increased 17 percent versus the prior year quarter, primarily due to an order for SR in the first quarter of 2014, as compared to SR orders in the previous year's quarter.  Pricing for TIOPREM and HITOX products were lower year over year.

During the first quarter of 2014, gross margin increased to 16.4 percent versus 13.1 percent during the same period a year ago.  This quarter's results reflect the benefit associated with the utilization of running the SR facility in Malaysia. Last year, the SR plant was shutdown for the entire first quarter to perform significant construction and maintenance work that negatively impacted gross margin. Increased utilization this year more than offset the adverse effect of lower average selling prices and higher overall inventory costs that we experienced in the first quarter of 2014. Operating expenses decreased 20 percent to $1.2 million, primarily related to a decrease in staffing levels and research and development expenses.  First quarter net income was $707,000, or $0.21 per diluted share, as compared to a net loss of $75,000, or ($0.03) per share, during the same period a year ago.

Commenting on the quarter, Dr. Olaf Karasch, Chief Executive Officer, said, "We reported sales growth of 15 percent and returned to profitability during the first quarter. We believe our performance reflects our efforts to improve operating efficiency at the plant level, including adjusting staffing levels and plant schedules. Our TiO2 segment continues to be pressured by ongoing industry-wide pricing pressures and higher inventory costs related to the purchase of higher-priced raw materials. We anticipate the SR plant in Malaysia being idle during the second quarter given current market conditions. This shutdown will adversely affect our profitability for the quarter."

"We remain optimistic about the outlook for our specialty alumina business, and continue to expect double-digit revenue and profitability growth for the remainder of 2014 for this part of our business. Our TiO2 business will continue to be negatively affected by softer demand trends, high raw material costs and high inventory levels across the industry," said Dr. Karasch. "Our strategic focus will remain on growing our specialty alumina business and improving efficiency and cost containment across all segments of the business. We believe this strategy should allow us to generate positive cash flow and produce breakeven or better profitability results during the ongoing downturn in the TiO2 cycle."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on April 30, 2014, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13580512.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Investor Relations Contact
Dave Mossberg
Three Part Advisors, LLC
817 310-0051

Jeff Elliott
Three Part Advisors, LLC
972-423-7070

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
NET SALES	$13,132	$11,427
Cost of sales	10,980	9,933
GROSS MARGIN	2,152	1,494
Technical services and research and development	46	153
Selling, general and administrative expenses	1,113	1,278
Loss on disposal of assets	-	10
OPERATING INCOME	993	53
OTHER INCOME (EXPENSE):
Interest expense, net	(95)	(84)
Loss on foreign currency exchange rate	(4)	(87)
Other, net	5	12
Total Other Expense	(94)	(159)
INCOME (LOSS) BEFORE INCOME TAX	899	(106)
Income tax expense (benefit)	192	(31)
NET INCOME (LOSS)	$707	$(75)

Earnings per common share:
Basic	$0.23	$(0.03)
Diluted	$0.21	$(0.03)
Weighted average common shares outstanding:
Basic	3,014	2,987
Diluted	3,413	2,987

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,581	$2,920
Trade accounts receivable, net	5,880	4,526
Inventories, net	20,403	20,753
Other current assets	1,106	596
Total current assets	29,970	28,795
PROPERTY, PLANT AND EQUIPMENT, net	23,450	23,799
OTHER ASSETS	23	23
Total Assets	$53,443	$52,617

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,553	$3,279
Accrued expenses	1,505	1,397
Notes payable under lines of credit	1,429	1,477
Export credit refinancing facility	2,110	3,866
Current deferred tax liability	17	66
Current maturities - capital leases	8	12
Current maturities of long-term debt - financial institutions	956	1,040
Total current liabilities	10,578	11,137
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	2,944	2,918
DEFERRED TAX LIABILITY	551	18
Total liabilities	14,073	14,073
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,014 shares issued and outstanding at March 31, 2014 and 3,012 shares issued and outstanding at December 31, 2013	3,767	3,765
Additional paid-in capital	29,397	29,365
Retained earnings	2,360	1,653
Accumulated other comprehensive income:
Cumulative translation adjustment	3,846	3,761
Total shareholders' equity	39,370	38,544
Total Liabilities and Shareholders' Equity	$53,443	$52,617

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$707	$(75)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	847	741
Loss on disposal of assets	-	10
Share-based compensation	23	16
Deferred income tax expense (benefit)	483	(145)
Change in inventory reserve	-	(12)
Provision for bad debts	(7)	-
Changes in working capital:
Trade accounts receivables	(1,346)	(1,390)
Inventories	403	(266)
Other current assets	(509)	392
Accounts payable and accrued expenses	1,373	(1,226)
Net cash provided by (used in) operating activities	1,974	(1,955)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(449)	(1,224)
Proceeds from sales of property, plant and equipment	-	2
Net cash used in investing activities	(449)	(1,222)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments on) proceeds from lines of credit	(52)	2,095
Net (payments on) proceeds from export credit refinancing facility	(1,771)	557
Payments on capital leases	(5)	(18)
Proceeds from long-term bank debt	236	276
Payments on long-term bank debt	(304)	(200)
Proceeds from the issuance of common stock and exercise of common stock options	11	-
Net cash provided by (used in) financing activities	(1,885)	2,710
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	21	(74)
Net decrease in cash and cash equivalents	(339)	(541)
Cash and cash equivalents at beginning of year	2,920	2,799
Cash and cash equivalents at end of period	$2,581	$2,258

Supplemental cash flow disclosures:
Interest paid	$95	$84
Income taxes paid	$37	$240